Exhibit 99.3

CHARTER OF THE COMPENSATION COMMITTEE

of the Board of Directors

of Sound Surgical Technologies Inc.

This Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Sound Surgical Technologies Inc. (the “Company”) effective as of December 10, 2004.

I. Purpose

The Compensation Committee (the “Committee”) of the Board is responsible for providing assistance to the Board in fulfilling its responsibilities by:

(i)	designing in consultation with management or the Board, and recommending to the Board for approval and evaluating, the compensation plans, policies and programs of the Company, especially those regarding executive compensation and compensation of the Board;

(ii)	determining the compensation of the Chief Executive Officer and all other officers of the Company; and

(iii)	preparing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations (“Rules and Regulations”) of the U.S. Securities and Exchange Commission (the “Commission”).

The Committee shall adopt and implement compensation programs that are designed to attract, motivate and retain high quality employees, encourage superior performance, promote accountability and assure that employee interests are aligned reasonably with the interests of the Company’s stockholders.

In addition to the specific powers and responsibilities delegated to the Committee in this Charter, the Committee shall also carry out and may exercise any other powers or responsibilities as are assigned by law or the Rules and Regulations, the Company’s certificate of incorporation or bylaws, or as may be delegated to it by the Board from time to time. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be made by the Committee in its sole discretion.

While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II. Membership

The Committee shall be comprised of at least two directors as determined by the Board, none of whom shall be an employee of the Company and each of whom shall satisfy the independence requirements of the American Stock Exchange, LLC. It is the intention of the Board that each member of the Committee (1) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (2) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on, if considered, the recommendation of the Governance and Nominating Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agenda for each Committee meeting. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws or applicable law.

The Committee shall meet on a regularly scheduled basis at least once per year and more frequently as the Committee deems necessary or desirable. The Committee may, at its discretion, include in its meetings members of the Company’s management, members of the Company’s legal, human resources or accounting departments and any other personnel employed or retained by the Company, non-management directors who are not members of the Committee, or any other person whose presence the Committee believes to be desirable and appropriate. Any such persons shall not participate in discussions or deliberations unless invited to do so by the Committee, and in any event shall not be entitled to vote. Notwithstanding the foregoing, the Chief Executive Officer may not be present during voting or deliberations concerning his or her compensation and the Committee may also exclude from its meetings any persons it deems appropriate.

The Committee may retain or replace any independent counsel, compensation and benefits consultants or other experts or advisors that the Committee believes to be necessary or appropriate. The Committee, in its discretion, may also use the services of the Company’s regular outside legal counsel, special counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons retained by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties.

The Chair shall regularly report to the Board regarding the activities of the Committee and as otherwise requested by the Board. All adopted plans of compensation or changes to existing plans, whether for executives, directors or other personnel, shall be detailed and attached to the minutes of the appropriate meeting.

IV. Duties and Responsibilities

1.	The Committee shall, at least annually, review and, if necessary, revise the compensation philosophy of the Company.

2.	The Committee shall, at least annually, review and approve goals and objectives relating to the compensation of the Chief Executive Officer, evaluate, in consultation with the Governance and Nominating Committee of the Board with respect to governance matters, the performance of the Chief Executive Officer in light of the goals and objectives and establish the compensation of the Chief Executive Officer based on such evaluation. The Committee shall have sole authority to determine the Chief Executive Officer’s compensation.

3.	The Committee shall review and approve all compensation for all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), and shall review and approve general compensation programs and policies for all other employees of the Company or its subsidiaries.

4.	The Committee shall, as often as the Committee determines, review and recommend to the Board for approval the compensation to be paid to members of the Board and members of each committee of the Board.

5.	The Committee shall review and approve all officers’ employment agreements and severance arrangements, if any.

6.	The Committee shall manage, administer and review all annual bonus programs and plans, long term incentive compensation programs and plans, equity award plans (including stock option and employee stock purchase plans), and employee pension and benefit plans (401(k), IRA and other retirement plans and deferred compensation plans). The Committee’s responsibility for managing and reviewing these programs and plans includes responsibility for general administration, granting, setting and modifying the terms of awards, an annual review of the plan, setting performance targets when appropriate, and approval of any and all changes, including termination of compensation plans when appropriate. All annual plan reviews shall include reviewing the plan’s administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of any internal and external plan administrators.

7.	The Committee shall determine the Company’s policy with respect to, and otherwise manage and periodically review, the application of Section 162(m) of the Code to the compensation programs of the Company.

8.	The Committee shall determine the Company’s policy with respect to, and otherwise manage and periodically review, all change of control or “golden parachute” arrangements.

9.	The Committee shall determine the Company’s policy with respect to, and otherwise manage and periodically review, the grant of non-cash compensation and perquisites.

10.	The Committee shall determine the Company’s policy with respect to, and otherwise manage and periodically review, executive officer and director indemnification and insurance matters.

11.	The Committee shall review and make recommendations to the Board regarding the hiring, termination and promotion and terms of employment of the officers of the Company.

12.	The Committee shall prepare and approve the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement (the “Proxy Statement Report”).

13.	The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

14.	The Committee shall periodically report to the Board on its findings and actions.

15.	The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

16.	In addition to the foregoing, the Committee shall perform such other functions and have such powers as may be necessary or appropriate to the efficient discharge of the foregoing.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee comprised of members of the Committee or the Board or executive officers, except that it shall not delegate its responsibilities for any matters that involve compensation of any officer or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of outside or non-employee directors.

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